UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 14, 2012

Jones Lang LaSalle Income Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

200 East Randolph Drive, Chicago, IL		60601
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (312) 782-5800
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Â	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Â	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Â	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Â	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 - Regulation FD Disclosure.

On December 14, 2012, the Board of Directors of Jones Lang LaSalle Income Property Trust, Inc. (the "Company") declared for the fourth quarter of 2012 a gross dividend in the amount of $0.10 per share to holders of the Common Stock of record as of December 28, 2012. The dividend is payable on or about March 29, 2013. Class E stockholders will receive $0.10 per share. Class A and Class M stockholders will receive $0.10 per share less applicable class-specific fees. Any future dividends will be made at the discretion of the Board and will depend on the Company’s earnings, financial condition, maintenance of its REIT status and such other factors as the Board may deem relevant from time to time.

NOTE: The information in this report (including the exhibit) is furnished pursuant to Item 7 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This information will not be deemed an admission as to the materiality of any information contained herein that is required to be disclosed solely by Regulation FD.

Item 8.01 - Other Events.

On December 18, 2012, the Company entered into a lease agreement with Amazon Corporate LLC for approximately 108,000 square feet at Monument IV at Worldgate, a nine story, 228,000 square foot office building located in Herndon, Virginia. The lease commences in February 2013 for a term of 11 years with two, five-year extension options. The lease also contains various expansion, contraction and early termination options.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ C. ALLAN SWARINGEN
Name: C. Allan Swaringen
Title: Chief Executive Officer and President
Date: December 20, 2012